UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☐ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)
☒ Definitive Information Statement

Cybertel Capital Corporation
(Name of Registrant as Specified In Its Chapter)

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Cybertel Capital Corporation
4603 NE St. Johns Road, Suite B
Vancouver, WA 98661
702-953-7841

INFORMATION STATEMENT

This information statement pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C thereunder (the “Information Statement”) has been mailed on or about December 31, 2007 to the stockholders of record as of December 28, 2007 (the “ Record Date”) of Cybertel Capital Corporation in connection with certain actions to be taken pursuant to the written consent of the stockholders of the Company holding a majority of the voting stock, dated as of December 3, 2007.

The actions to be taken pursuant to the written consent shall be taken on or about January 20, 2008, 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO
STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

TABLE OF CONTENTS

OUTSTANDING SHARES AND VOTING RIGHTS	2

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934	2

ACTIONS TO BE TAKEN: AMENDMENTS TO OUR ARTICLES OF INCORPORATION	2

AMENDMENT TO CHANGE THE COMPANY’S NAME	3
AMENDMENT TO EFFECT A REVERSE STOCK SPLIT OF UP TO ONE THOUSAND TO ONE OF OUR AUTHORIZED, ISSUED AND OUSTANDING SHARES OF COMMON STOCK	3
AMENDMENT TO DECREASE THE AUTHORIZED CAPITAL	7

PROCEDURE FOR EFFECTING THE NAME CHANGE, REVERSE STOCK SPLIT AND DECREASE IN AUTHORIZED CAPITAL	7

DISSENTER'S RIGHTS OF APPRAISAL	7

STOCKHOLDERS SHARING AN ADDRESS	8

ADDITIONAL INFORMATION	8

APPENDIX A: CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION	A-1

Cybertel Capital Corporation
4603 NE St. Johns Road, Suite B
Vancouver, WA 98661
Tel: (702) 953-7841

INFORMATION STATEMENT

December 28, 2007

Dear Stockholders:

This Information Statement has been filed with the Securities and Exchange Commission and is being mailed on or about December 31, 2007, to the holders of record as of December 28, 2007 (the “Record Date”) of the common stock, $0.00001 par value per share (the “Common Stock”), of Cybertel Capital Corporation, Inc., a Nevada corporation (the “Company”), pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C thereunder. We are sending this Information Statement to you for information purposes only. We are not requesting any action on your part.

This is to notify you that on or about December 3, 2007, the Company obtained the written consents of the stockholders holding a majority of the voting power of the issued and outstanding shares of Company (the “Majority Stockholders”), dated December 3, 2007, approving amendments to our Articles of Incorporation to:

(1)	Change the Company’s name from “Cybertel Capital Corporation” to “NW Tech Capital, Inc.”

(2)	Effect a reverse stock split of up to one thousand (1,000) to one (1) of our authorized, issued and outstanding shares of Common Stock; and

(3)	Decrease the number of authorized shares of common stock from 10,000,000,000 to 2,500,000,000 shares.

On December 3, 2007, the Board of Directors of the Company unanimously approved the above-mentioned actions, subject to stockholder approval. The Majority Stockholders approved the action by written consent in lieu of a meeting on December 3, 2007, in accordance with the Nevada Revised Statutes. Accordingly, your consent is not required and is not being solicited in connection with the approval of the actions. The proposed Certificate of Amendment of Articles of Incorporation, attached hereto as Appendix A, will become effective when we file it with the Secretary of State of Nevada. We anticipate such filing will occur on or after January 20, 2008, twenty (20) days following mailing of this Information Statement to the stockholders.

We will bear the entire cost of furnishing this information statement. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our Common Stock held of record by them.

By Order of the Board of Directors,

/s/ James Wheeler
James Wheeler
Chief Executive Officer

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Company's authorized capitalization consisted of 10,000,000,000 shares of Common Stock, of which 550,362,818 shares were issued and outstanding, 5,000 shares of Series A Convertible Preferred Stock, of which 93 were issued and outstanding, 50,000,000 Series B Voting Preferred Stock, all which were issued and outstanding and 500,000 Series C Preferred Stock, all of which were issued and outstanding. Holders of Common Stock have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock. There are no other issued and outstanding securities of the Company entitled to vote in connection with such matters.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders. However, because stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as at the Record Date have voted in favor of the foregoing proposals by resolution dated December 3, 2007 and having sufficient voting power to approve such proposals through their ownership of capital stock, no other stockholder consents will be solicited in connection with this Information Statement.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders. The Company anticipates that the actions contemplated herein will be effected on or about January 20, 2008.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's directors and executive officers, and persons who own more than ten percent (10%) of the Company's outstanding common stock, file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by the SEC to furnish the Company with copies of all such reports they file. To the best of the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representation, all of the Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners have been satisfied on a timely basis.

ACTIONS TO BE TAKEN: AMENDMENTS TO OUR ARTICLES OF INCORPORATION

This Information Statement contains a brief summary of the material aspects of the actions approved by our Board of Directors and the Majority Stockholders. On December 3, 2007, our Board of Directors unanimously approved the following amendments to our Articles of Incorporation, and on December 3, 2007, Majority Stockholders approved these amendments, by written consents, in accordance with the provisions of the Nevada Revised Statutes:

(1)	Amendment to Change the Company’s name from “Cybertel Capital Corporation” to “NW Tech Capital, Inc.”

(2)	Amendment to effect a reverse stock split of up to one thousand (1,000) to one (1) of our authorized, issued and outstanding shares of Common Stock; and

(3)	Amendment to decrease the number of authorized shares of common stock from 10,000,000,000 to 2,500,000,000 shares.

The proposed Certificate of Amendment of Articles of Incorporation, attached hereto as Appendix A, will become effective when we file it with the Secretary of State of Nevada. We anticipate such filing will occur on or after January 20, 2008, twenty (20) days following mailing of this Information Statement to the stockholders.

AMENDMENT TO CHANGE THE COMPANY’S NAME

The amendments to the Articles of Incorporation will change the Company's name from “Cybertel Capital Corporation” to “NW Tech Capital, Inc.” in order to better reflect the current business operations of the Company.

AMENDMENT TO EFFECT A REVERSE STOCK SPLIT OF UP TO ONE THOUSAND TO ONE OF OUR AUTHORIZED, ISSUED AND OUSTANDING SHARES OF COMMON STOCK

General

The Board of Directors and the Majority Stockholders approved resolutions to effect a reverse stock split of up to one thousand to one. Under this reverse stock split, every 1,000 shares of our Common Stock will be converted automatically into 1 share of Common Stock.

PLEASE  NOTE  THAT  THE  REVERSE  STOCK  SPLIT  WILL  NOT  CHANGE  YOUR PROPORTIONATE  EQUITY  INTERESTS IN THE  COMPANY.

Purpose and Material Effects of the Reverse Stock Split

As of the Record Date, the Company's authorized capitalization consisted of 10,000,000,000 shares of Common Stock, of which 550,362,818 shares were issued and outstanding, 5,000 shares of Series A Convertible Preferred Stock, of which 93 were issued and outstanding, 50,000,000 Series B Voting Preferred Stock, all which were issued and outstanding and 500,000 Series C Preferred Stock, all of which were issued and outstanding. The Board of Directors believes that the price of the Common Stock is too low to attract investors to buy the stock. In order to proportionally raise the per share price of the Common Stock by reducing the number of shares of the Common Stock outstanding, the Board of Directors believes that it is in the best interests of the Company's stockholders to implement a reverse stock split. In addition, the Board of Directors believes that the share price of the Common Stock is a factor in whether the Common Stock meets investing guidelines for certain institutional investors and investment funds. Finally, the Board of Directors believes that the Company's stockholders will benefit from relatively lower trading costs for a higher priced stock. The combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of the Common Stock. The Board of Directors is not implementing the Reverse Split in anticipation of any future transaction or series of transactions, including any “going private” transaction.

Material Effects of the Reverse Stock Split

The Reverse Split will be effected simultaneously for all of the Common Stock, and the ratio will be the same for all of the Common Stock. The Reverse Split will affect all of the Company's stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company, except to the extent that the Reverse Split results in fractional share ownership.

The principal effect of the Reverse Split will be to reduce the number of shares of the Common Stock issued and outstanding from approximately 550,362,818 shares as of December 28, 2007 to approximately 550,362 shares after the effectivity of Reverse Split, if management chooses the maximum reverse ratio.

In addition, the Reverse Split will increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Effect on Fractional Stockholders

Stockholders will not receive fractional post-reverse stock split shares in connection with the Reverse Split and we will not be paying any cash to stockholders for any fractional shares from the Reverse Split. Instead, any resulting fractional shares shall be rounded up to the nearest whole number.

Effect on Registered and Beneficial Stockholders

Upon the Reverse Split, the Company intends to treat stockholders holding the Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding the Common Stock in “street name.” However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Split. Stockholders who hold their shares with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

Effect on Registered Certificated Shares

Stockholders whose shares are held in certificate form will receive a transmittal letter from our transfer agent, Transfer Online, Inc., as soon as practicable after the effective date of the Reverse Split. The letter of transmittal will contain instructions on how to surrender certificate(s) representing pre-reverse stock split shares to the transfer agent. No new shares will be issued until outstanding certificate(s) are surrendered, together with a properly completed and executed letter of transmittal, to the transfer agent. Stockholders should not submit any certificate(s) until requested to do so.
Certain Risk Factors Associated with the Reverse Stock Split

Implementation of the Reverse Split entails various risks and uncertainties, including but not limited to the following:

•
There can be no assurance that the market price per share of the Common Stock after the Reverse Split will remain unchanged or increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the Reverse Split. Accordingly, the total market capitalization of the Company after the Reverse Split may be lower than the total market capitalization before the Reverse Split.

•	After the Reverse Split is effected, if the market price of the Common Stock declines, the percentage decline may be greater than would occur in the absence of a Reverse Split.

•
There can be no assurance that the Reverse Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Common Stock may not necessarily improve.

•	The reduced number of shares that would be outstanding after the Reverse Split could adversely affect the liquidity of the Common Stock.

Authorized Shares

The Reverse Split will affect all issued and outstanding shares of the Common Stock and outstanding rights to acquire the Common Stock. Upon the effectiveness of the Reverse Split, the number of authorized shares of the Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of the Common Stock issued and outstanding.

As of the Record Date, the Company has 10,000,000,000 shares of authorized Common Stock and 550,362,818 shares of Common Stock issued and outstanding. Authorized but un-issued shares of Common Stock will be available for issuance, and the Company may issue such shares in the future. However, the Company has no current plans to issue any additional shares of Common Stock. If the Company issues additional shares of Common Stock, the ownership interest of holders of the Common Stock will be diluted.

The following table sets forth information regarding the Company's current and anticipated number of authorized shares and the issued and outstanding shares of the Common Stock following implementation of the Reverse Split and the decrease in the number of authorized shares of Common Stock.

	Number of Shares	Number of Shares of Common Stock	Number of Shares of Common Stock	Number of Shares of Common Stock
	of Common Stock	Issued and	Reserved for	Available for
	Authorized	Outstanding	Issuance	Issuance
As of December 28, 2007	10,000,000,000	550,362,818	9,449,637,182	9,449,637,182
After 1,000 for 1 reverse stock split and decrease in authorized number of shares of common stock	2,500,000,000	550,362	2,499,449,638	2,499,449,638

Accounting Matters

The Reverse Split will not affect the par value of the Common Stock. As a result, as of the effective time of the Reverse Split, the stated capital attributable to the Common Stock on the Company's balance sheet will be reduced proportionately based on the Reverse Split ratio of One Thousand-for-One (or such smaller ratio as the Board of Directors may determine), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Common Stock will be restated because there will be fewer shares of the Common Stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of un-issued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the Reverse Split proposal is not being undertaken in response to any effort of which the Board of Directors is aware to accumulate shares of the Common Stock or obtain control of Company. Other than the Reverse Split, the Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material federal income tax consequences of the proposed Reverse Split. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities as of the date of this document, all of which are subject to change (possibly with retroactive effect). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities, and persons who acquired their Common Stock as compensation). In addition, this summary is limited to stockholders that hold their Common Stock as capital assets. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISER TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE REVERSE SPLIT.

No gain or loss should be recognized by a stockholder upon such stockholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the Reverse Split. The aggregate tax basis of the post-reverse stock split shares received in the Reverse Split will be the same as the stockholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefore. The stockholder's holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the Reverse Split.

The tax treatment of each stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to all of the potential the tax consequences of the Reverse Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information, as of the Record Date, and after the 1,000 for 1 Reverse Split (assuming that the maximum reverse ratio is approved by the Board of Directors), concerning shares of Stock of the Company held by (1) each stockholder known by the Company to beneficially own more than five percent of the common stock, (2) each director of the Company, (3) each executive officer of the Company, and (4) all directors and executive officers of the Company as a group:

Name and Address	Number of Shares Beneficially Owned Before Reverse Split		Percentage of Shares Beneficially Owned Before Reverse Split	Number of Shares Beneficially Owned Post Reverse Split		Percentage of Shares Beneficially Owned Post Reverse Split
James Wheeler President, CEO and Director	50,000,000	(1)	47.6%	50,000,000	(1)	99.89%

All officers and directors as a group (1 person)	50,000,000	(1)	47.6%	50,000,000	(1)	99.89%

The address of the above named individual is 4603 NE St. Johns Road, Suite B, Vancouver, WA 98661

(1)
Represents shares of the Company’s Series B Preferred Stock, each of which are entitled to the number of votes on such matters equal to the number of shares of Series B Preferred Stock held by such holder multiplied by 100.

AMENDMENT TO DECREASE THE AUTHORIZED CAPITAL FROM 10,000,000,000 TO 2,500,000,000 SHARES

The Board of Directors and Majority stockholders have approved an amendment to the Company’s Articles of Incorporation to decrease the current authorized capital of the Company from 10,000,000,000 shares of Common Stock to 2,500,000,000 shares of Common Stock, par value of $0.00001 per share. The decrease in the authorized capital will be effected simultaneously with the Reverse Stock Split.

The purpose of this proposed decrease in the Company's current authorized capital is to lessen the number of shares of Common Stock available for issuance. The Board of Directors and the Majority Stockholders believe that the amount of shares currently available for issuance may have a negative impact in attracting investors due to the potential dilutive effect of having such a large amount of shares available for issuance.

The decrease in the authorized shares of Common Stock will not have any immediate effect on the rights of existing stockholders.

PROCEDURE FOR EFFECTING THE NAME CHANGE, REVERSE STOCK SPLIT AND
DECREASE IN AUTHORIZED CAPITAL

The Company will file a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada to amend its existing Articles of Incorporation on or after January 20, 2008, twenty (20) days following mailing of this Information Statement to the stockholders. The name change, reverse stock split and decrease in authorized shares will become effective upon filing the Certificate of Amendment, which is referred to as the “Effective Date.”

Beginning on the Effective Date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment is set forth in Appendix A to this Information Statement (subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board of Directors deems necessary and advisable to effect the amendments described above).

DISSENTER'S RIGHTS OF APPRAISAL

The Nevada Revised Statutes do not provide for dissenter’s rights in connection with any of the actions described in this Information Statement, and we will not provide stockholders with any such right independently.

STOCKHOLDERS SHARING AN ADDRESS

We will deliver only one Information Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We undertake to deliver promptly, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Information Statement by contacting us at the address or phone number set forth above. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

ADDITIONAL INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or may be accessed at www.sec.gov.

The Company will provide upon request and without charge to each stockholder receiving this Information Statement a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, including the financial statements and financial statement schedule information included therein, as filed with the SEC. You are encouraged to review the Annual Report together with subsequent information filed by the Company with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting our legal counsel, Gersten, Savage LLP, Attn: Arthur S. Marcus, Esq. at 212-752-9700.

By Order of the Board of Directors,

/s/ James Wheeler
James Wheeler
Chief Executive Officer

APPENDIX A

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

CYBERTEL CAPITAL CORPORATION

2. The articles have been amended as follows (provide article numbers, if available):

FIRST: The name of the Corporation is NW TECH CAPITAL, INC.

FOURTH: The total number of shares of common stock authorized that may be issued by the Corporation is two billion five hundred million (2,500,000,000) shares of common stock with a par value of $0.00001 per share. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195 and 78.1955), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine by resolution the designations, rights, preferences, limitations, restrictions, and relative rights or other variations of such class of capital stock of the Corporation. The corporation may from time to time issue said shares for such consideration as the Board of Directors may fix.

On the effective date of filing of this Certificate of Amendment to Articles of Incorporation, 1,000 shares of the issued and outstanding common stock of the Corporation shall be changed into 1 share of common stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: ________

4. Effective date of filing (optional):

5. Officer Signature (Required): ___________________________________

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

A-1